Exhibit 10.21

CASTLEROCK SECURITY HOLDINGS, INC.

CASTLEROCK SECURITY, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made effective as of the 1st day of November, 2010, by and between CastleRock Security, Inc., a Delaware corporation (“CRS”)  (the “Company” or “Employer”), and James M. German (the “Executive”).  This Employment Agreement shall supersede and replace all prior employment agreements between Executive and the Company.

RECITALS

A.            The Company desires to employ Executive to provide services for the benefit of the Company and its affiliates and Executive desires to accept such employment with the Company.

B.            The Company and Executive acknowledge that Executive will be a member of the senior management of the Company and as such will participate in the development and implementation of the Company’s business plans.

C.            In the course of employment with the Company, Executive will have access to certain confidential information, which relates to or will relate to the business of the Company.

D.            The Company desires that any such information not be disclosed to other parties or otherwise used for unauthorized purposes.

NOW, THEREFORE, in consideration of the parties’ mutual promises and covenants contained herein and in consideration of the Recitals, which are incorporated herein and made a part hereof, the parties agree as follows:

1. Appointment and Duties. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ Executive and Executive hereby agrees to accept employment with the Company as Senior Vice President.  Executive shall have duties, responsibilities, and powers and authority customarily associated with such position or otherwise as designated from time to time by the Chief Executive Officer or the Board of Directors of the Employer or its corporate parent (the “Board”), and the Executive shall report to, and follow the direction of the Chief Executive Officer or the Board.  Executive shall diligently, competently and faithfully perform all such duties and responsibilities and shall devote substantial energy, attention and skill to the performance of such duties and responsibilities and will use his best efforts to promote the legitimate business interests of the Employer.  During the Employment Period (as defined in Paragraph 2 below), the Executive shall work for the Employer in a full time capacity.  It shall not be a violation of the foregoing for the Executive to serve on corporate, industry, religious, civic or charitable boards or committees, so long as such activities do not interfere with the performance of the Executive’s duties and responsibilities as an executive of the Employer.

2.  Employment Term.  The term of employment (the “Employment Period”) of Executive shall commence on the date first written above and shall end December 31, 2011 (the “Initial Term”), subject to extension thereafter as set forth in the immediately following sentence.  Provided that no termination (or any notice thereof) as set forth in Paragraph 5 below has been made prior to such time, the Employment Period shall be extended automatically for successive one (1) year periods (each period a “Renewal Term”) unless the Board provides Executive, or Executive provides the Board, with written notice to the contrary at least 30 days prior to the end of the Initial Term or any Renewal Term, as applicable.

3.  Compensation.

A)           Base Salary. CRS shall pay Executive a base salary (“Base Salary”) of Two Hundred Thousand and 00/100 Dollars ($200,000.00) per year payable in equal installments on normal paydays for salaried employees.

B)            Bonus. The Executive will be entitled to a performance bonus (“Bonus”) in a targeted amount equal to seventy-five percent (75%) of his Base Salary based on metrics to be agreed to by Executive and Employer from time to time but in no event less than annually.  Depending on the achievement of the metrics, the Bonus may be less than or greater than the targeted amount as Executive and Employer may agree.  Based on achievement of the agreed metrics, the Bonuses shall be considered earned by the Executive at the end of each calendar year and shall be due to Executive unless employment has been terminated by Employer for “Cause” (as defined in Paragraph 5(B)) or employment is terminated by Executive other than for “Good Reason” (as defined in Paragraph 5(F).

C)            Incentive Equity Issuance. As additional consideration, pursuant to that certain CastleRock Security Holdings, Inc. 2010 Equity Incentive Plan (the “EIP”), the Executive shall initially be granted in the form of Restricted Stock Awards (as defined in the EIP) the equivalent of one half percent (0.5%) of CRSH’s authorized and issued shares of common stock outstanding on the date of the closing of the Company’s Initial Public Offering.  Vesting, share price and other terms shall be controlled by the EIP and any schedules, addenda or associated agreements.

D)            Vacation. Executive shall be entitled to four (4) weeks paid vacation per calendar year.

E)            Benefits.   Executive shall be entitled to participate in such medical and dental benefits, life and disability insurance, and other insurance and benefits that the Company may provide to its executives from time to time.

4.  [Reserved.]

5.  Termination. Notwithstanding anything to the contrary in this Agreement, the Employment Period shall terminate upon the first to occur of the following events:

A)           Upon Non-Renewal.  On December 31, 2011 (or, if renewal has occurred, at the end of such Renewal Term), provided advance notice of such termination has been given in accordance with Paragraph 2 hereof.

B)            Termination for Cause. On the date the Employer provides the Executive with written notice that he is being terminated for “Cause.”  For the purposes of this Agreement, “Termination for Cause” or “Cause” shall mean:

(i)            Commission of a fraudulent or dishonest act by Executive in connection with employment by the Company, as determined reasonably and in good faith by the Company;

(ii)           Failure to comply with the provisions of Section 6, 7, and 8 hereof and after reasonable notice to cure such failures;

(iii)          The commission and conviction of a felony or any crime of moral turpitude, or substance;

(iv)          Any gross dereliction of duty, chronic insubordination, refusal to perform the duties and responsibilities reasonably assigned by the Board, or malfeasance by Executive in the performance of duties, as determined reasonably and in good faith by the Company; or

(v)           Any other material breach of this Agreement not cured within thirty (30) days of receipt of written notice thereof from the Company.

C)            Upon Death or Disability. Upon Executive’s death or the date Executive is given written notice that he has been determined to be disabled by the Employer.  For the purposes of this Agreement, Executive shall be deemed to be disabled if Executive shall be unable to perform substantially his required duties due to incapacity by reason of physical or mental impairment for a period greater than three (3) consecutive months or for a total of six (6) months within any twelve (12) month period if such condition is reasonably expected, based upon the medical opinion of qualified professionals, to continue indefinitely.

D)            By Executive for Any Other Reason.  On the date Executive terminates his employment for any reason, provided that Executive shall give Employer three (3) months written notice prior to such date of his intention to terminate this Agreement.

E)            By Employer for Any Other Reason.  On the date the Employer terminates Executive’s employment for any reason, other than a reason set forth in Paragraph 5B, provided that the Employer shall give Executive three (3) months written notice prior to such date of its intention to terminate this Agreement.

F)            For Good Reason.  On the date Executive terminates his employment for “Good Reason”.  For purposes of this Agreement, “Good Reason” means:

(i)   the assignment to the Executive of any duties materially inconsistent with Paragraph 1 of this Agreement, or any other action by the Employer that results in a material diminution in the Executive’s position, authority, duties or responsibilities from those designated to Executive in connection with this Agreement;

(ii)  any breach of this Agreement by the Employer that is not remedied by the Employer within 30 days after receipt of written notice thereof from Executive;

(iii)  any failure by Employer to comply with any provision of Paragraph 3 of this Agreement that is not remedied by the Employer within 30 days after receipt of written notice thereof from Executive;

(iv)  the resignation by Executive within six (6) months following a “Change in Control.” For such purpose, it is understood that a “Change in Control” shall be deemed to occur on the earliest of (a) a transfer of substantially all of the property or assets of the Employer other than to an entity of which CRSH owns at least 50% of the Voting Stock; and (b) the election to the Board, without the recommendation or approval of the incumbent Board, of the lesser of (i) four directors, or (ii) directors constituting a majority of the number of directors of CRSH then in office.

G)            Compensation Upon Termination.  If the Employment Period is terminated for any reason pursuant to Paragraph 5, Executive shall be entitled to his Base Salary through the final date of the Employment Period (the effective date of termination pursuant to this Section 5) plus any accrued but unused vacation.  Additionally, if Executive’s services are terminated pursuant to Paragraph 5A (by Employer), 5C, 5E, or 5F, Executive (or, in the case of his death, his designated beneficiary) shall be entitled to be paid an amount equal to  his Bonus that would have been payable for the year in which the termination occurs, depending upon the extent to which performance targets have been satisfied, prorated through Executive’s actual date of termination, payable in 12 equal monthly installments commencing 30 days after the measuring date for the calculation of Executive’s Bonus pursuant to Paragraph 3(B).   Executive shall not be entitled to any other severance or other compensation after the effective date of termination under this Section 5, regardless of the reason for such termination.     In addition, Executive shall be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

6.  Non-Competition.  Executive covenants and agrees that he will not, except with the express approval of the Company’s Board, during the term of this agreement and for a period of the Initial Term or Renewal Term, as applicable, plus twelve (12) months after end of such Initial Term or Renewal Term, as applicable, after the termination of employment pursuant to Paragraph 5(B), 5(C) or 5(D) hereof, directly or indirectly establish, own, manage, join, invest in, finance, control, participate in, provide consulting or advisory services to, accept employment with or be connected with any entity that (i) the Company is, preceding the date of termination of employment, actively considering an investment in or with of any kind, whether as debt, equity, purchase or sale of assets, merger, consolidation or other combination, or (ii) prior to the date of termination, such entity or any affiliate thereof was or had been actively considering any investment in or with the Company of any kind, whether as debt, equity, purchase or sale of assets, merger, consolidation or other business combination.

7.   Non-Solicitation.  Executive further agrees for a period of five (5) years after termination of employment not to (or cause any person or entity to) directly or indirectly solicit, sell to, communicate with, advertise to, or accept money for services rendered from, any dealer or customer of the Company (including but not limited to any contractual relationship between a shareholder of the Company and any of its underlying customers), and Executive agrees to not in any way interfere with any existing or potential contractual relationship that the Company has or reasonably has the prospect of entering into with any third party (including but not limited to any contractual relationship between a shareholder of the Company and any of its underlying customers).  In addition, Executive agrees, during the Employment Period or any time prior to the first anniversary of the Termination Date not to solicit the services of any person who is a then-current employee of the Employer.

8.  Non-Disclosure.  Executive agrees that, except as directed by the Company, he will not at any time during or after the term of this Agreement disclose or grant access to Confidential Information (as defined below) to any person. Executive further agrees to use Confidential Information solely for the purpose of performing duties with the Company and further agrees not to use Confidential Information for his own private use or commercial purposes or in any way detrimental to the Company. For the purposes of this Agreement, “Confidential Information” shall mean all confidential or proprietary information relating to the Company, including but not limited to: (a) matters of a business nature such as, but not limited to, information about technical information or know-how (including information accessible on the Company’s websites through the use of a password only), costs, purchasing, profits, services, sales, markets, lists of investors or potential investors or other financial, investment, marketing or sales information; (b) matters pertaining to future developments such as, but not limited to, new services or markets, innovative transaction structures, research and development, or future investment, marketing, or business activities; (c) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer or dealer lists or documents of the Company or proprietary information distributed to dealers; (d) any other information, whether written, oral or electronic, pertaining to the affairs or interests of the Company or any of the foregoing; and (e) any information or materials derived from Confidential Information. All such materials or information shall be deemed Confidential Information whether or not marked “Confidential.”  Executive further agrees that he will not dispute the enforceability of this Paragraph 8 in any proceeding.

9.  Reasonableness of Restrictions.  Executive has carefully read and considered the provisions of Section 6, 7 and 8 of this Agreement and, having done so, agrees that the restrictions set forth in these Sections are fair and reasonable in scope and content and are necessary for the protection of the legitimate business interests of the Company and its officers, directors and other employees.

10.  Return of Materials.  Executive agrees, upon termination of employment for any reason, to return and surrender immediately to the Company all Confidential Information in the Executive’s possession including but not limited to electronic and paper records, books, notes, memoranda, recordings, computer printouts, disks, and photocopies.  Executive further agrees that he shall return to the Employer any and all property, tangible or intangible, relating to Employer’s business, which Executive possessed or had control over at any time, including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, telephones, manuals, files, documents, records, software, customer or dealer data bases or other data, and that he shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals files, documents, records, software, customer or dealer data bases or other data. Executive hereby acknowledges that all such materials are the exclusive property of the Company.  Executive further agrees that he will not dispute the enforceability of this Paragraph 10 in any proceeding.

11.  Remedies for Breach.

A)           Injunctive Relief. Executive acknowledges that breach of the provisions of Sections 6, 7, or 8 of this Agreement could cause irreparable injury to the Company, which by its nature would be continuing and substantial and for which no adequate remedy at law exists. Accordingly, in the event of an actual or threatened breach of any of the covenants set forth in Sections 6, 7, or 8 of this Agreement, both parties agree that the Company shall be entitled to equitable relief without the necessity of posting bond, including without limitation, entry of temporary, preliminary, and permanent injunctions and order of specific performance. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other legal or equitable remedy to which the Company may be entitled.

B)            Accounting for Profits. Executive covenants and agrees that if he shall violate any of the covenants or agreements under Sections 6, 7 or 8 the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration, or other benefits that Executive directly or indirectly has realized and/or may realize as a result of, growing out of, or in connection with, any such violation. Such a remedy shall, however, be cumulative and not exclusive and shall be in addition to any injunctive relief or other legal or equitable remedy to which the Company is or may be entitled.

12.  Attorneys’ Fees. In any judgement rendered in favor of a party to this Agreement in connection with a breach or threatened breach of this Agreement by the other party hereto, the prevailing party shall be entitled to recover its reasonable litigation expenses, including attorneys’ fees.

13.  Notice.            Any notice required or permitted to be given under this Agreement shall be sufficient if in writing if sent by mail, postage prepaid, addressed to the intended party at the following address (or such other address as a party may designate by written notice to the other party):

TO COMPANY:	CastleRock Security Holdings, Inc.
2101 S. Arlington Heights Road, Suite 150
Arlington Heights, IL 60005
Attention: Board of Directors

TO EXECUTIVE:

Any such notice shall be deemed effective on the third (3rd) day after its mailing.

14.  Severability.  In the event that any provision or part thereof in this Agreement shall be finally determined by any court of proper jurisdiction to be invalid or unenforceable as set forth herein, and if such determination is upheld on appeal or no appeal from such determination is taken, then the parties hereto agree that they shall amend and modify such provision or part thereof to restrict the duration, area, scope or other terms to the minimum extent required to make the provision or part thereof valid and enforceable and further hereby consent to the entry of an order so restricting said provision or part thereof. If any provision or part thereof in this Agreement shall be held invalid, the remainder of the Agreement shall continue in full force and effect.

15.  Transfer.  This Agreement may not be assigned or transferred by Executive without the Company’s prior written approval.

16.  Miscellaneous.

A)           Controlling Law.   This Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Illinois.

B)            Jurisdiction.  The parties agree that the state and federal courts located in County of Cook, Illinois are proper and shall be the only forums for the judicial resolution of any disputes between the parties that may arise hereunder. No party shall attempt to change venue from any such court to a court in any other jurisdiction.

C)            Entire Agreement.  This instrument contains the entire agreement of the parties and supersedes any other agreement with respect to its subject matter and may not be changed orally but only by an agreement in writing signed by the parties hereto.

D)            Failure to Enforce.  The failure of either party to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions. Further, any express waiver of a breach of any provision hereunder by any party shall not constitute a waiver of any prior or subsequent breach or of such party’s right to fully enforce thereafter each and every provision of this Agreement.

WHEREFORE, the parties have executed this Agreement as of the date and year first above written.

EXECUTIVE	CastleRock Security, Inc.

/s/ James M. German	By:	/s/ Westin Lovy
James M. German		Westin Lovy
Executive		Director